Exhibit 10.26

Corporate Address
Fannin South Professional Building, Suite 140 7707 Fannin Street Houston, Texas 77054 t: 832.968.4888

Date

Mr. / Ms. / Mrs. [insert name]

Address1

Address2

Address3

Dear Mr. / Ms. / Mrs. [insert name];

We are glad to inform you that you have been appointed as Member of The Board, as an independent director.

As a member of the Board of Directors (the “Board”) of Kiromic, Inc. (“Kiromic” or the “Company”), you will join a distinctive and highly qualified group of members. This letter agreement supersedes and replaces any prior agreements, written or oral, between you and Kiromic concerning the terms of your service for the Company. Your appointment as an “Independent Director” is effective upon acceptance of this offer.

In addition to your general board duties, you also agree to be available to Kiromic’s senior management to provide guidance in such areas as may mutually be determined from time to time; those interactions can be by telephone or in person, as your other business activities permit.

The Board will meet approximately six (6) times per year. Throughout your tenure as a director, the Company will maintain a Directors’ and Officers’ insurance policy, and you will be covered by this policy by virtue of your directorship (as specified within the terms and conditions thereof). We will reimburse travel, lodging and other reasonable expenses that you may incur related to your service on the Board in accordance with our standard practices for reimbursement of expenses, provided, however, that we respectfully request that you notify us in advance should you anticipate any expense in excess of $500.00.

In consideration for your service as a director, you will receive an option grant as described below for the purchase of shares of Kiromic common stock under our 2017 Equity Incentive Plan. Specifically:

A.    Option Grant. For your general service as a director, and subject to approval by the Board, you will receive a stock option exercisable for up to 20,000 shares of Kiromic common stock (the “Director Option”). Subject to continued service as a director, the shares issuable upon exercise of the Director Option will vest such that [1/4]th of the shares shall vest and become exercisable on the [one year] anniversary of the date on which you become a director and [1/48]th of the shares shall vest and become exercisable on each [monthly] anniversary thereafter until the earlier of the termination of your service as a director or the four year anniversary of the date on which you become a director. Vesting of the shares subject to the Director Option would accelerate in full upon an acquisition of Kiromic constituting a change of control.

844.KEY.CURE | www.kiromic.com

Director Name

Date

B.    Exercise Price; Share Restrictions: The Director Option will be granted with an exercise price per share equal to the fair market value of our common stock at the date of its grant by the Board. All shares purchased under the options will also be subject to a right of first refusal in favor of Kiromic (which will expire upon an IPO), an IPO market stand-off provision and restrictions on transfer set forth in the Company’s Bylaws.

We hope you accept our offer and we look forward to a productive and mutually beneficial working relationship. Please do not hesitate to contact me at 832-968-4888.

Thank you.

Best regards,

Maurizio Chiriva-Internati PhD

Chief Executive Officer

I accept the above offer to become a member of the Board of Directors of Kiromic. By my signature below I acknowledge that my becoming a member of the Board of Directors of Kiromic will not violate any agreement or obligation that I have with any third party, including my current employer.

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